UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

 (CHECK ONE): / /Form 10-K / /Form 20-F / /Form 11-K /X/Form 10-Q / /Form N-SAR

                        For Period Ended: March 31, 2001

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Nothing  in this form  shall be  construed  to verify  that the  Commission  has verified any information herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: Not Applicable.

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                         PART I. REGISTRANT INFORMATION

                               ETRAVNET.COM, Inc.
                           (Full Name of Registrant)

                                Playorena, Inc.
                          (Former Name if Applicable)

                               560 Sylvan Avenue
           (Address of Principal Executive Office, Street and Number)

                       Englewood Cliffs, New Jersey 75248
                           (City, State and Zip Code)

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                        PART II. RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate) /X/

(a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

(b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

(c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached, if applicable.


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                              PART III. NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Form 10Q is in the final stages of preparation but management needs additional time for finalization and electronic filing.

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                           PART IV. OTHER INFORMATION

(1) The name and telephone number of the person to contact in regard to this notification

                           Carl N. Duncan 301-263-0200

(2) Have all other reports required under Section 13 or 15(d) of the Securities and Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such reports been filed? If answer is no, identify reports.
                                 /X/ Yes / / No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                / / Yes /X/ No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state reasons why a reasonable estimate of the results cannot be made.

                               ETRAVNET.COM, Inc.

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 16, 2001        By:   /s/  Carl N. Duncan
                           -------------------------------------
                           Carl N. Duncan
                           Securities Counsel

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